Exhibit 99.1

The Fresh Market, Inc. Reports Fourth Quarter and Full Year Earnings

- Total sales increased 13.0% for fiscal 2010 and 13.1% for fourth quarter

- Comparable store sales increased 5.0% for the year and 6.0% for the quarter; 5 consecutive quarters of positive growth

- Company provides guidance for fiscal 2011

- Company completes $175 million Revolving Credit Agreement

GREENSBORO, North Carolina – February 23, 2011 – The Fresh Market, Inc. (NASDAQ: TFM), a high-growth specialty retailer, today reported sales and earnings results for the fourth quarter and full year ended December 31, 2010.

In addition to presenting the Company’s financial results in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting results on an “adjusted” basis in order to exclude the impact of certain IPO-related charges and the tax effect of converting from a Subchapter S corporation to a Subchapter C corporation in connection with the IPO. Adjusted results are non-GAAP financial measures. The Company’s use of non-GAAP financial measures is described at the end of this press release. In addition, reconciliations of adjusted results to GAAP results are presented in the schedules to this press release.

The Company reported a net loss for the fourth quarter of fiscal 2010 of ($18.1) million, which includes the impact of certain charges related to the Company’s fourth quarter IPO, compared to net income of $20.8 million for the fourth quarter of fiscal 2009. Net loss per share for the fourth quarter of fiscal 2010 was ($0.38) compared to earnings per share for the fourth quarter of fiscal 2009 of $0.43. Adjusted net income increased $3.3 million, from $12.7 million in fiscal 2009 to $16.0 million in fiscal 2010. Fourth quarter adjusted earnings per share increased 22% to $0.33 in fiscal 2010 from $0.27 in 2009.

Net income for fiscal 2010 was $22.9 million, which includes the impact of the IPO-related charges, compared to net income for fiscal 2009 of $49.2 million. Diluted earnings per share for fiscal 2010 were $0.48 compared to earnings per share for fiscal 2009 of $1.03. Adjusted net income increased 36% to $41.2 million for fiscal 2010 from $30.2 million for fiscal 2009. Diluted adjusted earnings per share increased 37% to $0.86 in fiscal 2010 compared to $0.63 in fiscal 2009.

“We are very pleased with our business performance during the quarter, particularly our significant increase in comparable sales, which comes on top of strong growth last year,” said Craig Carlock, President and Chief Executive Officer. “Importantly, this sales performance has resulted in a 22% increase in our adjusted earnings per share for the quarter. We continue to be encouraged by the consistency of our performance across our geographic footprint and the continued strength of our transaction growth, suggesting a broad-based increase in consumer confidence and the overall strength of our business. Given this, we believe that fiscal 2011 will be another strong year with continued growth in adjusted net income of 17.5% to 22.0%. Lastly, we are excited to have completed our IPO during the fourth quarter and welcome our new stockholders.”

Adjusted Financial Results

The Company’s reported financial statements for fiscal 2010 and fiscal 2009 determined in accordance with GAAP reflect certain expenses that affect the comparability of the Company’s results for those periods.

Specifically, fourth quarter fiscal 2010 results include share-based compensation and related payroll tax expenses arising from the vesting of equity awards at the time of the initial public offering, as well as income tax charges incurred in order to establish a beginning deferred tax balance arising from the Company’s conversion from a Subchapter S corporation that generally did not incur or pay corporate level income taxes to a Subchapter C corporation that incurs and pays corporate level income taxes (“IPO-related charges”). Additionally, in fiscal 2009 and for 10 of the 12 months in fiscal 2010 the Company did not incur corporate income tax due to its Subchapter S corporation status.

The following table provides a reconciliation of reported net income determined in accordance with GAAP to adjusted net income for the full year and fourth quarter of fiscal 2010 and fiscal 2009. Adjusted net income (i) excludes the IPO-related charges, in each case, on an after-tax basis and (ii) includes pro forma provisions for corporate income taxes for fiscal 2009 and for the period from January 1, 2010 to November 8, 2010. Adjusted net income is a non-GAAP financial measure. The Company’s use of non-GAAP financial measures is described at the end of this press release. In addition, a reconciliation of adjusted net income to net income under GAAP is included in the schedules to this press release.

	Fiscal Year		Fourth Quarter
($ in millions, except per share amounts)	Income Net of Tax	Diluted EPS	Income Net of Tax	Diluted EPS
Fiscal 2010
Reported Net Income	$22.9	$0.48	($18.1)	($0.38)

Share-based compensation expense (1)	17.6	$0.37	17.6	$0.37
Deferred tax adjustment	19.1	$0.40	19.1	$0.40
Pro forma taxes (Jan. 1 – Nov. 8) (2)	(18.4)	($0.39)	(2.6)	($0.06)

Adjusted Net Income	$41.2	$0.86	$16.0	$0.33

Fiscal 2009
Reported Net Income	$49.2	$1.03	$20.8	$0.43
Pro forma taxes (Jan – Dec) (2)	(19.0)	($0.40)	(8.1)	($0.16)

Adjusted Net Income	$30.2	$0.63	$12.7	$0.27

(1)	Represents IPO-related share based compensation expense of $28.8 million including related payroll taxes, on an after income tax basis.
(2)	Represents pro forma provision for income taxes for the period from January 1, 2010 to November 8, 2010 and for fiscal 2009 and reflects combined federal and state income taxes, as if the Company had been treated as a C-corporation, using blended statutory rates of 39.02% and 38.98% for the partial year 2010 and for 2009, respectively.

Operating Performance

Fourth Quarter Results

The Company had strong sales growth and significantly improved year-over-year comparable operating margin performance as a result of its continued focus on key perishable departments and profitably growing the business through new stores. Total net sales for the 96 day fourth quarter period ended December 31, 2010, were $289.4 million, up 13.1% over the $255.9 million achieved during the 95 day fourth quarter period ended December 31, 2009. Comparable store sales for the fourth quarter of fiscal 2010 increased 6.0% to $261.3 million compared to $246.5 million in the fourth quarter of fiscal 2009. The impact of the extra day in fourth quarter fiscal 2010 is approximately 1.1 percentage points of the growth. The comparable store sales increase was driven by a 3.5% increase in the number of transactions and a 2.5% increase in average transaction size.

The Company’s gross margin rate in the fourth quarter of fiscal 2010 increased 40 basis points to 33.6% from 33.2% in fiscal 2009. The increase in the gross margin rate was primarily due to occupancy cost leverage and reduced supplies expense as a percent of sales. For the fourth quarter of fiscal 2010, the LIFO charge did not materially impact the year over year comparison.

Selling, general, and administrative expenses in the fourth quarter of fiscal 2010, which include most of the IPO-related charges, increased $34.4 million to $90.4 million. The increase in selling, general, and administrative expenses as a percent of sales compared with the fourth quarter of fiscal 2009 was primarily due to IPO-related share-based compensation expense of $28.8 million including the related payroll tax expense. Excluding these items, adjusted selling, general, and administrative expenses as a percent of sales decreased 60 basis points to 21.3%. This decrease was driven primarily by favorable store personnel costs relative to the increase in sales.

Operating loss for the fourth quarter of fiscal 2010 was ($2.0) million compared to an operating profit of $21.7 million for the fourth quarter of fiscal 2009. IPO-related share-based compensation expense and related payroll tax expense in the fourth quarter of 2010 reduced operating income by $28.8 million. Excluding these items, adjusted operating income for the fourth quarter of fiscal 2010 increased 23.5% to $26.8 million and, as a percent of sales, increased by 80 basis points to 9.3% from 8.5%.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) decreased $22.0 million to $6.9 million for the fourth quarter of fiscal 2010 compared to $28.9 million for the fourth quarter of fiscal 2009. EBITDA, adjusted to exclude store closing and exit expenses and IPO-related charges (“Adjusted EBITDA”) increased 23.0% to $35.8 million for the fourth quarter of fiscal 2010 from $29.1 million for the fourth quarter of fiscal 2009. Adjusted EBITDA as a percent of sales for the fourth quarter of fiscal 2010 was 12.4% compared to 11.4% for the fourth quarter of fiscal 2009. EBITDA and Adjusted EBITDA are non-GAAP financial measures. The Company’s use of non-GAAP financial measures is described at the end of this press release. In addition, reconciliations of EBITDA and Adjusted EBITDA to net income (loss) under GAAP are included in the schedules to this press release.

Full Year Results

Fiscal 2010 total net sales of $974.2 million increased by $112.3 million, or 13.0%, from $861.9 million in fiscal 2009. New store growth contributed approximately $97.6 million of the increase. Our comparable store sales for fiscal 2010 increased 5.0% compared to fiscal 2009 attributable to a 3.0% increase in the number of transactions and a 2.0% increase in average transaction size.

The gross margin rate for fiscal 2010 increased 70 basis points to 32.8% from 32.1% in fiscal 2009. Gross margins primarily expanded as a result of our continued focus on improved product sourcing, lower distribution costs as a percentage of sales, and supply expense reductions, as well as better merchandise shrink results achieved through improved in-store inventory management tools. The gross margin rate also benefited from occupancy expense leverage due primarily to increased sales. For fiscal 2010, the LIFO inventory charge was approximately $0.2 million compared to a credit of ($0.4) million for fiscal 2009, which resulted in a 10 basis point negative impact to the gross margin rate.

Selling, general, and administrative expenses for fiscal 2010 increased $53.1 million to $244.4 million versus $191.3 million in fiscal 2009. The increase was due primarily to IPO-related share-based compensation expense and the related payroll tax expense totaling $28.8 million. Excluding these items, adjusted selling, general, and administrative expenses for the year increased $24.3 million to $215.6 million. As a percent of sales, adjusted selling, general, and administrative expenses for fiscal 2010 were 22.1%, or 10 basis points, lower than fiscal 2009.

For fiscal 2010, operating income decreased $12.2 million, or 23.0%, to $40.9 million from $53.1 million in fiscal 2009. IPO-related share-based compensation expense and related payroll tax expense in fiscal 2010 reduced operating income by $28.8 million. Excluding these items, adjusted operating income increased $16.7 million, or 31.5%, to $69.8 million in fiscal 2010 from $53.1 million in fiscal 2009. As a percent of sales, adjusted operating margin for fiscal 2010 of 7.2% increased approximately 100 basis points compared to fiscal 2009.

For the year, EBITDA decreased $7.0 million to $74.2 million for fiscal 2010 from $81.2 million in fiscal 2009. Adjusted EBITDA for fiscal 2010 increased 21.4%, or $18.2 million, to $103.8 million and adjusted EBITDA as a percent of sales was 10.7% for fiscal 2010 compared to 9.9% for fiscal 2009.

Balance Sheet/Cash Flow

During the fourth quarter of fiscal 2010, the Company generated $32.9 million in cash flow from operations and invested $11.6 million in capital expenditures, of which $8.6 million related to new, relocated and remodeled stores. This resulted in free cash flow of $21.4 million, or 7.4% as a percentage of sales. For fiscal 2010, the Company generated approximately $69.5 million in free cash flow, or 7.1% as a percentage of sales. The Company defines free cash flow as net cash provided by operating activities less purchases of property and equipment plus proceeds from the sale of property and equipment. Free cash flow is a non-GAAP financial measure. The Company’s use of non-GAAP financial measures is described at the end of this press release. In addition, a reconciliation of free cash flow to net cash provided by operating activities is included in the schedules to this press release.

The Company’s cash balance at the end of fiscal 2010 was approximately $3.7 million, an increase of $0.8 million compared to the cash balance at the end of fiscal 2009. This increase was primarily attributable to cash generated from operations. Fiscal 2010 year-end total debt was $82.5 million, down $15.7 million from the fiscal 2009 year-end total debt of $98.2 million. Additionally, on February 22, 2011, the Company replaced its revolving credit facility, which it entered into in 2007, with a new revolving credit facility that provides up to $175 million in borrowing capacity and matures in 2016.

Average inventory on a FIFO basis per store, at the end of fiscal 2010, increased 2.9% to $376,000 from $365,500 at the end of fiscal 2009 due primarily to increased cost of goods, especially with respect to meat, dairy and coffee.

Capital expenditures for fiscal 2010 totaled $42.0 million, $34.6 million of which was attributable to real estate activities, such as new and remodeled stores. The Company also spent approximately $4.7 million on other various information system and merchandising initiatives.

Given our continued improvement in earnings performance as well as our disciplined approach to asset utilization, our key financial return measures continue to strengthen. On a trailing four quarters basis and adjusted to exclude IPO-related charges and to include a pro forma provision for corporate income taxes, our Return on Assets was 16.9%, Return on Invested Capital, excluding excess cash, was 24.7%, and Return on Equity was 59.5%. The schedules attached to this press release include details of our calculations of these financial return measures.

Growth and Development

During fiscal 2010, the Company opened 8 new stores and remodeled one store. In the fourth quarter, we opened one store in St. Petersburg, Florida, representing our 24th store in the state of Florida. The Company currently has 100 stores totaling approximately 2.1 million square feet and anticipates opening one additional store in the first quarter of fiscal 2011.

The Company has recently signed three new leases in Evansville, IN, Rockville, MD and Johnson City, TN and purchased land for a new store in Pawleys Island, SC. These stores are currently scheduled to open during or after fiscal 2011.

The following table provides additional information about the Company’s real estate and store opening activities in fiscal 2010 and leases currently signed for stores scheduled to open during or after fiscal 2011.

New Store Information	Stores Opened in FY2010	Current Leases Signed
Number of new stores	8	11
Number of relocations	—	1
Number of ground leases and owned properties	1	1
Average store size (gross square feet)	21,384
Total rentable square footage	171,073
Average capital cost per store	$3.4 million

2011 Outlook

For fiscal 2011, management expects to:

•	Open 12 to 14 new stores; many of which are expected to open late in fiscal 2011

•	Relocate 2 stores and remodel 2 stores

•	Spend approximately $85 to $90 million in capital expenditures

•	Increase comparable store sales 4% to 5%

•	Improve operating margin as a percent of sales by 20 to 50 basis points reflecting both gross margin expansion and leverage on selling, general and administrative expenses

•	Generate diluted earnings per share of $1.01 to $1.05

The Company recently announced that its Board of Directors approved the change of the Company’s fiscal year end from December 31 of each year to the last Sunday in January of each year, commencing with the Company’s 2011 fiscal year, which began January 31, 2011 and will end January 29, 2012. As a result of the change, the Company will have a one month transition period from January 1, 2011 to January 30, 2011 that will be reported in the Company’s upcoming filings with the Securities and Exchange Commission. The outlook above has been based upon a twelve month comparison of fiscal 2011 with a year-ending date of January 29, 2012 versus fiscal 2010 with a year-ending date of December 31, 2010.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company provides information regarding EBITDA, adjusted EBITDA and free cash flow regarding its operating results and cash flow. The Company believes that these non-GAAP financial measures provide useful supplemental information to analysts and investors regarding certain financial and business trends relating to its results of operations and liquidity. In addition, management regularly uses non-GAAP financial measures internally to review the Company’s financial results and evaluate its business operations. The Company has also provided adjusted operating income, adjusted net income and related adjusted earnings per share, which are non-GAAP financial measures, in order to eliminate the effect on operating results of certain expenses and charges incurred in connection with the Company’s initial public offering and related conversion to a taxable C corporation, as well as pro forma income taxes as if the Company had been taxed as a C corporation during 2009 and during the period from January 1 to November 8, 2010. The Company believes that the presentation of adjusted net income and related earnings per share facilitates an understanding of the Company’s operations without the one-time impact associated with the initial public offering. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. In addition, our presentation of EBITDA, adjusted EBITDA and free cash flow may not be comparable to the presentation of such metrics by other companies. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure. A reconciliation of GAAP to non-GAAP results has been provided in the table under the caption “Adjusted Financial Results” in this press release, as well as in the supplemental schedules to this press release.

2010 Full Year Earnings Conference Call

The Company will host a conference call on February 23, 2011 at 11:00 a.m. Eastern Time hosted by President and Chief Executive Officer, Craig Carlock and Executive Vice President and Chief Financial Officer, Lisa Klinger. During the conference call, the Company may answer questions concerning business and financial developments and trends and other business and financial matters. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (877) 852-2928. Any interested party will also have the opportunity to access the call via the Internet at www.thefreshmarket.com. To listen to the live call via our website, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event. Recordings may be accessed at www.thefreshmarket.com.

About The Fresh Market, Inc.

Founded in 1982, The Fresh Market, Inc. is a specialty grocery retailer focused on providing high-quality products in a unique and inviting atmosphere with a high level of customer service. As of February 23, 2011, the company operates 100 stores in 20 states, located in the Southeast, Midwest, Mid-Atlantic, and Northeast. For more information, please visit www.thefreshmarket.com.

Forward Looking Statements: This document contains forward-looking statements that reflect our plans, estimates, and beliefs and involve a number of risks and uncertainties. Any statements contained herein (including, but not limited to, statements to the effect that The Fresh Market or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements. The following are some of the factors that could cause or contribute actual results to differ materially from any forward-looking statements: accounting entries and adjustments at the close of our fiscal quarter and year-end; unexpected expenses and risks associated with our business; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service and convenience; the effective management of our merchandise buying and inventory levels; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence and spending; unexpected consumer responses to promotional programs; unusual, unpredictable and/or severe weather conditions; the effectiveness of our logistics and supply chain model, including the ability of our third-party logistics providers to meet our product demands and restocking needs on a cost competitive basis; the execution and management of our store growth and the availability of acceptable real estate locations for new store openings; the actions of third parties involved in our store growth activities, including property owners, landlords, property managers, those involved in the construction of our new store locations and current tenants who occupy one or more of our proposed new store locations, all of whom may be impacted by their financial condition, their lenders, their activities outside of those focused on our new store growth and other tenants, customers and business partners of theirs; global economies and credit and financial markets; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; competition; personnel recruitment and retention; acquisitions and divestitures including the ability to integrate successfully any such acquisitions; information systems and technology; commodity, energy and fuel cost increases; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings; tax matters and other factors as set forth from time to time in our Securities and

Exchange Commission filings. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

*        *        *         *         *

This press release, and access to our earnings call, are also available in the Investor Relations portion of The Fresh Market, Inc. website (http://ir.thefreshmarket.com/).

The Fresh Market, Inc.

Statements of Income

(In thousands, except share and per share amounts)

(unaudited)

	For the quarter ended December 31		For the year ended December 31
	2010	2009	2010	2009

Sales	$289,439	$255,934	$974,213	$861,931
Cost of goods sold (exclusive of depreciation shown separately)	192,095	170,896	654,986	585,360

Gross profit	97,344	85,038	319,227	276,571

Operating expenses:
Selling, general and administrative expenses	90,352	55,982	244,378	191,250
Store closure and exit costs	113	243	792	4,361
Depreciation	8,917	7,146	33,122	27,880

(Loss) income from operations	(2,038)	21,667	40,935	53,080
Other (income) expenses:
Interest expense	579	856	2,374	3,806
Other income, net	(5)	(78)	(170)	(236)

	574	778	2,204	3,570

(Loss) income before provision for income taxes	(2,612)	20,889	38,731	49,510
Provision for income taxes
Recognition of net deferred tax liabilities upon C-corporation conversion	19,125	—	19,125	—
Tax (benefit) provision, current year	(3,595)	66	(3,309)	308

Net (loss) income	$(18,142)	$20,823	$22,915	$49,202

Net (loss) income per share:
Basic and diluted	$(0.38)	$0.43	$0.48	$1.03

Weighted average common shares outstanding:
Basic	47,991,045	47,991,045	47,991,045	47,991,045

Diluted	47,991,045	47,991,045	48,059,882	47,991,045

Dividends declared per common share (1)	$0.25	$0.08	$1.00	$0.42

Pro forma net (loss) income data (Unaudited):
(Loss) income before provision for income taxes	$(2,612)	$20,889	$38,731	$49,510
Pro forma (benefit) provision for income taxes (2)	(1,019)	8,143	15,113	19,299

Pro forma net (loss) income (2)	$(1,593)	$12,746	$23,618	$30,211

Pro forma net (loss) income per share (Unaudited): (2)
Basic and diluted	$(0.03)	$0.27	$0.49	$0.63

Pro forma weighted average common shares outstanding (Unaudited):
Basic	47,991,045	47,991,045	47,991,045	47,991,045

Diluted	47,991,045	47,991,045	48,059,882	47,991,045

(1)	Dividends declared per common share represent dividends declared and paid prior to the Company’s initial public offering. The Company currently expects to retain future earnings for use in the operation and expansion of its business and does not anticipate paying any dividends in the foreseeable future.
(2)	The Company has historically been treated as an S-corporation for U.S. federal income tax purposes. As a result, the Company’s income has not been subject to U.S. federal income taxes or state income taxes in those states where S-corporation status is recognized. In general, the corporate income or loss from the S-corporation was allocated to its stockholders for inclusion in their federal income tax returns and state income tax returns in those states where S-corporation status was recognized. The Company’s S-corporation status terminated on November 9, 2010 in connection with its initial public offering and the Company became subject to additional entity-level taxes that are reflected in the financial statements from November 9, 2010 to December 31, 2010. The pro forma provision for income taxes reflects combined federal and state income taxes on a pro forma basis, as if the Company had been treated as a C-corporation for the entire year, using blended statutory federal and state income tax rates of 39.02% in 2010 and 38.98% in 2009. The tax rate reflects the sum of the federal statutory rate and a blended state rate based on the Company’s calculation of income apportioned to each state for each period.

The Fresh Market, Inc.

Balance Sheets

(In thousands, except share amounts)

(unaudited)

	December 31
	2010	2009

Assets
Current assets:
Cash and cash equivalents	$3,661	$2,824
Accounts receivable, net	1,663	1,480
Inventories	34,379	30,782
Prepaid expenses and other current assets	4,952	4,730
Deferred income taxes	7,891	—

Total current assets	52,546	39,816

Property and equipment:
Land	1,685	—
Store fixtures and equipment	206,148	190,680
Leasehold improvements	109,198	94,871
Office furniture, fixtures, and equipment	8,670	6,703
Automobiles	966	1,131
Construction in progress	13,654	9,351

Total property and equipment	340,321	302,736
Accumulated depreciation	(136,841)	(107,242)

Total property and equipment, net	203,480	195,494
Other assets	1,976	231

Total assets	$258,002	$235,541

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$25,764	$24,142
Accrued liabilities	42,066	32,844

Total current liabilities	67,830	56,986

Long-term debt	82,450	98,200
Closed store reserves	2,159	2,326
Deferred income taxes	23,458	—
Other long-term liabilities	12,893	9,727

Total noncurrent liabilities	120,960	110,253

Commitments and contingencies

Stockholders’ equity:
Preferred stock – $0.01 par value; 40,000,000 shares authorized, none issued
Common stock – $0.01 par value; 200,000,000 shares authorized, 47,991,045 shares issued and outstanding in 2010 and 2009	481	480
Additional paid-in capital	25,194	—
Accumulated other comprehensive loss – interest rate swaps	(682)	(1,592)
Retained earnings	44,219	69,414

Total stockholders’ equity	69,212	68,302

Total liabilities and stockholders’ equity	$258,002	$235,541

The Fresh Market, Inc.

Statements of Cash Flows

(In thousands)

(unaudited)

	For the quarter ended December 31		For the year ended December 31
	2010	2009	2010	2009

Operating activities

Net (loss) income	$(18,142)	$20,823	$22,915	$49,202
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,929	7,158	33,171	27,929
Impairments and loss on disposal of property and equipment	102	573	817	1,985
Share-based compensation - new awards	359	—	359	—
Share-based compensation associated with liability based awards	88	162	1,029	232
Share-based compensation associated with the initial public offering	28,391	—	28,391	—
Deferred income taxes	15,444	—	15,444	—
Change in assets and liabilities:
Accounts receivable	1,490	(347)	(184)	(157)
Inventories	(5,447)	(3,547)	(3,597)	829
Prepaid expenses and other assets	(918)	(58)	(2,016)	296
Accounts payable	(2,053)	(2,284)	1,622	2,584
Accrued liabilities and other long-term liabilities	4,687	5,595	13,487	1,874

Net cash provided by operating activities	32,930	28,075	111,438	84,774

Investing activities
Purchases of property and equipment	(11,576)	(11,455)	(41,983)	(36,424)
Proceeds from sale of property and equipment	20	19	57	38

Net cash used in investing activities	(11,556)	(11,436)	(41,926)	(36,386)

Financing activities
Borrowings on revolving credit note	95,370	78,815	326,641	230,896
Payments made on revolving credit note	(106,470)	(98,015)	(342,391)	(262,696)
Loan to stockholders	—	601	—	—
Equity issuance costs	(4,815)	—	(4,815)	—
Distributions to S-corporation stockholders	(11,883)	(4,064)	(48,110)	(20,101)

Net cash used in financing activities	(27,798)	(22,663)	(68,675)	(51,901)

Net (decrease) increase in cash and cash equivalents	(6,424)	(6,024)	837	(3,513)
Cash and cash equivalents at beginning of quarter and year	10,085	8,848	2,824	6,337

Cash and cash equivalents at end of quarter and year	$3,661	$2,824	$3,661	$2,824

Supplemental disclosures of cash flow information:
Cash paid during the quarter and year for interest	$612	$998	$2,272	$3,758

Cash paid during the quarter and year for taxes	$51	$21	$509	$355

The Fresh Market, Inc.

Reconciliation of Adjusted Income Statement Items (1)

(unaudited)

	For the quarter ended December 31
	Reported 2010	Accounting Items 2010	Adjusted 2010	Reported 2009	Accounting Items 2009	Adjusted 2009
Sales	$289,439	$—	$289,439	$255,934	$—	$255,934
Cost of goods sold	192,095	—	192,095	170,896	—	170,896

Gross profit	97,344	—	97,344	85,038	—	85,038
Selling, general and administrative expenses	90,352	(28,821)	61,531	55,982	—	55,982

Income from operations before store closure and depreciation	6,992	28,821	35,813	29,056	—	29,056
Store closure and exit costs	113	—	113	243	—	243
Depreciation	8,917	—	8,917	7,146	—	7,146

(Loss) income from operations	(2,038)	28,821	26,783	21,667	—	21,667
Interest expense	579	—	579	856	—	856
Other income, net	(5)	—	(5)	(78)	—	(78)

(Loss) income before provision for income taxes	(2,612)	28,821	26,209	20,889	—	20,889
Provision for income taxes
Recognition of net deferred tax liabilities upon C-corporation conversion	19,125	(19,125)	—	—	—	—
Pro-forma taxes	—	2,576	2,576	—	8,077	8,077
Tax (benefit) provision, current year	(3,595)	11,246	7,651	66	—	66

Net (loss) income	$(18,142)	$34,124	$15,982	$20,823	$(8,077)	$12,746

	For the year ended December 31
	Reported 2010	Accounting Items 2010	Adjusted 2010	Reported 2009	Accounting Items 2009	Adjusted 2009
Sales	$974,213	$—	$974,213	$861,931	$—	$861,931
Cost of goods sold	654,986	—	654,986	585,360	—	585,360

Gross profit	319,227	—	319,227	276,571	—	276,571
Selling, general and administrative expenses	244,378	(28,821)	215,557	191,250	—	191,250

Income from operations before store closure and depreciation	74,849	28,821	103,670	85,321	—	85,321
Store closure and exit costs	792	—	792	4,361	—	4,361
Depreciation	33,122	—	33,122	27,880	—	27,880

Income from operations	40,935	28,821	69,756	53,080	—	53,080
Interest expense	2,374	—	2,374	3,806	—	3,806
Other income, net	(170)	—	(170)	(236)	—	(236)

Income before provision for income taxes	38,731	28,821	67,552	49,510	—	49,510
Provision for income taxes
Recognition of net deferred tax liabilities upon C-corporation conversion	19,125	(19,125)	—	—	—	—
Pro-forma taxes	—	18,422	18,422	—	18,991	18,991
Tax (benefit) provision, current year	(3,309)	11,246	7,937	308	—	308

Net income	$22,915	$18,278	$41,193	$49,202	$(18,991)	$30,211

(1)	In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, the Company is also presenting results on an “adjusted” basis in order to exclude the impact of certain IPO related charges and the tax effect of converting from a Subchapter S-corporation to a Subchapter C-corporation in connection with the IPO. These measures are not in accordance with, or an alternative to, U.S. GAAP. The Company’s management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures to review the Company’s financial results and evaluate its business operations.

The preceding information is a tabular presentation of the non-GAAP financial measures including a reconciliation to U.S. GAAP net income, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

The Fresh Market, Inc.

Reconciliation of EBITDA, Adjusted EBITDA and Free Cash Flow (1)

(unaudited)

EBITDA and Adjusted EBITDA (2)	For the Quarter Ended December 31, 2010	For the Quarter Ended December 31, 2009
Net (loss) income	$(18,142)	$20,823
Recognition of net deferred tax liabilities upon C-corporation conversion	19,125	—
Tax (benefit) provision for income taxes	(3,595)	66
Interest expense	579	856

(Loss) income from operations (excluding other income, net)	(2,033)	21,745
Depreciation	8,917	7,146

Earnings before interest, taxes, depreciation & amortization	6,884	28,891
Share-based compensation expense - historical awards vested at IPO and related payroll tax expense	28,821	—
Store closure and exit costs	113	243

Adjusted EBITDA	$35,818	$29,134

Free Cash Flow (3)	For the Quarter Ended December 31, 2010	For the Quarter Ended December 31, 2009
Net cash provided by operating activities	$32,930	$28,075
Purchases of property and equipment	(11,576)	(11,455)
Proceeds from sale of property and equipment	20	19

Free cash flow	$21,374	$16,639

EBITDA and Adjusted EBITDA (2)	For the Year Ended December 31, 2010	For the Year Ended December 31, 2009
Net income	$22,915	$49,202
Recognition of net deferred tax liabilities upon C-corporation conversion	19,125	—
Tax (benefit) provision for income taxes	(3,309)	308
Interest expense	2,374	3,806

Income from operations (excluding other income, net)	41,105	53,316
Depreciation	33,122	27,880

Earnings before interest, taxes, depreciation & amortization	74,227	81,196

Share-based compensation expense - historical awards vested at IPO and related payroll tax expense	28,821	—
Store closure and exit costs	792	4,361

Adjusted EBITDA	$103,840	$85,557

Free Cash Flow (3)	For the Year Ended December 31, 2010	For the Year Ended December 31, 2009
Net cash provided by operating activities	$111,438	$84,774
Purchases of property and equipment	(41,983)	(36,424)
Proceeds from sale of property and equipment	57	38

Free cash flow	$69,512	$48,388

(1)	For a discussion of financial measures not prepared in accordance with U.S. generally accepted accounting principles (GAAP), please see the press release to which this schedule is attached.
(2)	EBITDA refers to earnings before interest, taxes, depreciation and amortization and Adjusted EBITDA refers to EBITDA adjusted to exclude store closing and exit expenses and IPO-related share-based compensation and related payroll tax charges.
(3)	Free Cash Flow refers to net cash provided by operating activities less purchases of property and equipment plus proceeds from the sale of property and equipment.

The Fresh Market, Inc.

Calculation of Return Metrics (1)

(unaudited)

Return Metrics - Trailing Four Quarters Ending December 31, 2010	Calculated Using Net Income (2)	Calculated Using Adjusted Net Income (3)
Return on assets (4)	9.4%	16.9%
Return on invested capital (5)	14.1%	24.7%
Return on equity (6)	33.1%	59.5%

(1)	The return metrics do not represent financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). For a discussion of financial measures not prepared in accordance with GAAP, please see the press release to which this schedule is attached. The Company’s management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing financial results of the Company.
(2)	The return metrics in this column are calculated using net income determined in accordance with GAAP. Please see the footnotes below for the formulas used to determine these return metrics.
(3)	The return metrics in this column are calculated using adjusted net income, which is a non-GAAP measure. Please see the press release to which this schedule is attached for a discussion and summary reconciliation of adjusted net income to net income determined in accordance with GAAP, as well as the schedule “Reconciliation of Adjusted Income Statement Items” also attached to the press release for a detailed reconciliation of net income to adjusted net income.
(4)	Net Income/Average Assets (for the column which presents metrics calculated using net income) and Adjusted Net Income/Average Assets (for the column which presents metrics calculated using adjusted net income).
(5)	(1-Tax Rate)*(EBIT)/(Average Assets - Average Cash - Average Non-Interest Bearing Current Liabilities). EBIT, which is not presented as a stand-alone financial measure, is a non-GAAP financial measure and equals (i) net income plus interest expense plus provision for income taxes (for the calculation set forth in the column which presents metrics calculated using net income), and (ii) adjusted net income plus interest expense plus provision for income taxes (for the calculation set forth in the column which presents metrics calculated using adjusted net income).
(6)	Net Income/Ending Equity (for the column which presents metrics calculated using net income) and Adjusted Net Income/Ending Equity (for the column which presents metrics calculated using adjusted net income).